Exhibit 10.2

EMPLOYEE SECONDMENT AGREEMENT

BY AND BETWEEN

DCP MIDSTREAM, LP

AND

DCP MIDSTREAM PARTNERS, LP

TABLE OF CONTENTS

ARTICLE I.
DEFINITIONS

Section 1.1	Definitions.	1

ARTICLE II.
SECONDMENT

Section 2.1	Seconded Employees.	4
Section 2.2	Period of Secondment.	5
Section 2.3	Termination of Secondment.	5
Section 2.4	Supervision.	5
Section 2.5	Seconded Employee Qualifications.	6
Section 2.6	Benefit Plan Participation.	6

ARTICLE III.
DCP PARTNERS EMPLOYEE SERVICES

Section 3.1	DCP Partners Employee Services.	6
Section 3.2	Cancellation of DCP Partners Employee Services.	6
Section 3.3	Workers’ Compensation.	6
Section 3.4	This Agreement Predominates; Statutory Employer Relationship	7

ARTICLE IV.
SERVICES REIMBURSEMENT

Section 4.1	Operational, Management, Reporting and Routine Maintenance Expenses.	7
Section 4.2	Seconded Employees.	7

ARTICLE V.
PAYMENT

Section 5.1	Payment.	8

ARTICLE VI.
TERM

Section 6.1	Term.	9

ARTICLE VII.
GENERAL PROVISIONS

Section 7.1	Choice of Law; Submission to Jurisdiction.	9
Section 7.2	Notices.	9
Section 7.3	Amendment or Modification.	10

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Section 7.4	Counterparts.	10
Section 7.5	Severability.	10
Section 7.6	Force Majeure.	10
Section 7.7	Binding Effect.	10
Section 7.8	Relationship of the Parties.	10
Section 7.9	No Third Party Beneficiaries.	11
Section 7.10	Signatories Duly Authorized.	11

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EMPLOYEE SECONDMENT AGREEMENT

This Employee Secondment Agreement, effective as of February 14, 2013 (the “Effective Date”), is entered into by and between DCP Midstream, LP, a Delaware limited partnership (“DCP Midstream”), and DCP Midstream Partners, LP, a Delaware limited partnership (“DCP Partners”). Each of the foregoing is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties desire to enter into an agreement whereby DCP Midstream provides to DCP Partners the employee services necessary to operate, construct, manage and maintain certain of DCP Partners’ assets, to provide support in the running of its business and to otherwise fulfill its intended business purpose, and thus seconds to DCP Partners certain personnel employed by DCP Midstream;

WHEREAS, the Parties desire that the services provided pursuant to this Agreement be provided to DCP Partners from and after the Effective Date;

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DCP Midstream and DCP Partners hereby agree as follows, effective as of the Effective Date:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below:

“Action” means any action, suit, arbitration, inquiry, proceeding, investigation, condemnation, or audit by or before any court or other Governmental Entity or any arbitrator or panel of arbitrators.

“Affected Party” has the meaning set forth in Section 7.6.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that DCP Partners, its Subsidiaries and Affiliates, on the one hand, and DCP Midstream, its Subsidiaries and Affiliates, on the other, shall not be deemed to be Affiliates of each other for the purposes of this Agreement.

“Agreement” means this Employee Secondment Agreement (including any schedules, exhibits or attachments hereto) as amended, supplemented or otherwise modified from time to time.

“Benefit Plans” means each employee benefit plan, as defined in Section 3(3) of ERISA, and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any Seconded Employee (or to any dependent or beneficiary thereof), including, without limitation, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements, and any bonus or incentive compensation plan, deferred compensation, profit sharing, holiday, cafeteria, medical, disability or other employee benefit plan, program, policy, agreement or arrangement sponsored, maintained, or contributed to by DCP Midstream or any of its ERISA Affiliates, or under which DCP Midstream or any ERISA Affiliate may have any obligation or liability, whether actual or contingent, in respect of or for the benefit of any Seconded Employee (but excluding workers’ compensation benefits (whether through insured or self-insured arrangements) and directors and officers liability insurance).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“DCP Midstream” has the meaning set forth in the preamble.

“DCP Midstream Entity” or “DCP Midstream Entities” means DCP Midstream or its Affiliates (other than DCP Partners and its Subsidiaries).

“DCP Partners” has the meaning set forth in the preamble.

“DCP Partners Employee Services” has the meaning set forth in Section 3.1.

“DCP Partners Supervisor” or “DCP Partners Supervisors” has the meaning set forth in Section 2.1.

“Effective Date” has the meaning set forth in the preamble.

“End Date” has the meaning set forth in Section 2.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be treated as a single employer with DCP Midstream under Sections 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Force Majeure” has the meaning set forth in Section 7.6.

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“Law” means all applicable laws, statutes, rules, regulations, codes, ordinances, permits, variances, judgments, injunctions, orders and licenses of a Governmental Entity having jurisdiction over the assets or the properties of the Parties and the operations thereof.

“Liability” means, collectively, any commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, or absolute, contingent or otherwise.

“Loss” or “Losses” means any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment, or compromise relating to any actual or threatened Action), costs and reasonable expenses including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever incurred in investigating, preparing, or defending any Action, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown.

“Medical Coverage” has the meaning set forth in Section 4.2.

“Order” means any judgments, orders, writs, injunctions, decisions, rulings, decrees or awards of any Governmental Authority.

“Party” or “Parties” has the meaning set forth in the preamble.

“Period of Secondment” has the meaning set forth in Section 2.1.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), master limited partnership, joint venture, association, joint stock company, trust, incorporated organization or Governmental Entity or any department or agency thereof.

“Removed Employee” has the meaning set forth in Section 2.4.

“Seconded Employee” or “Seconded Employees” has the meaning set forth in Section 2.1.

“Seconded Employee Expenses” has the meaning set forth in Section 4.2.

“Seconded Employee Schedule” has the meaning set forth in Section 2.1.

“Secondment” has the meaning set forth in Section 2.1.

“Services Agreement” means the Services Agreement, effective as of the Effective Date, by and among DCP Midstream and DCP Partners.

“Services Reimbursement” has the meaning set forth in Section 4.1.

“Subsidiary” of any Person (the “Subject Person”) means any Person, whether incorporated or unincorporated, of which (i) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is directly or indirectly owned or controlled by the Subject Person or by one or more of its respective Subsidiaries.

ARTICLE II.

SECONDMENT

Section 2.1 Seconded Employees.

The electronic record of all active DCP Midstream employees, maintained by the DCP Midstream Human Resources Department in the electronic database known as the Human Resources Information System (the “Seconded Employee Schedule”), sets forth a true, complete and accurate list of each employee (each such employee and each other employee who is subsequently seconded to DCP Partners in accordance with this Agreement, a “Seconded Employee” and collectively, the “Seconded Employees”) who, beginning on the Effective Date or the date after the Effective Date on which the Seconded Employee is Seconded, and when they are performing duties at DCP Partners assets or facilities or are otherwise working on behalf of DCP Partners, and subject to the terms of this Agreement, DCP Midstream agrees to second to DCP Partners, and DCP Partners agrees to accept such secondment (the “Secondment”).

The Seconded Employees will remain at all times employees of DCP Midstream, but, in addition, when they are performing duties at DCP Partners assets or facilities or are otherwise working on behalf of DCP Partners then they will also be joint employees of DCP Partners during the Period of Secondment (as defined below) and shall, subject to Section 2.4, at all times during the Period of Secondment, work under the ultimate direction, supervision and control of DCP Partners. Those active employees whose titles in the Human Resources Information System reflect that they serve as supervisors or managers and who are called upon to oversee the work of Seconded Employees working at DCP Partners assets or facilities or to provide management support on behalf of DCP Partners are designated by DCP Partners as supervisors (each, a “DCP Partners Supervisor,” and collectively, “DCP Partners Supervisors,”) to act on the behalf of DCP Partners in directing, supervising, and controlling the Seconded Employees. Any Seconded Employee so designated will be acting on the behalf of DCP Partners when directing, supervising, or controlling the work of the Seconded Employees or when they are otherwise providing management or executive support on behalf of DCP Partners.

DCP Midstream retains the right to hire or discharge the Seconded Employees with respect to their employment with DCP Midstream. Subject to the provisions in Sections 2.2 and 2.4, none of DCP Midstream or any other DCP Midstream Entity will otherwise exercise direction, supervision or control over the Seconded Employees. For each Seconded Employee, the “Period of Secondment” shall be that period of time as set forth in Section 2.2. Subject to the above proviso and Section 2.3, individuals may be added to or removed from the Seconded Employee Schedule from time to time by the addition or deletion of such persons in the electronic record of all active DCP Midstream employees, supervisors, managers and executives, maintained by the DCP Midstream Human Resources Department in the electronic database known as the Human Resources Information System, when they are ceasing employment, when they are starting employment, or are performing duties at DCP Partners assets or facilities or are otherwise working on behalf of DCP Partners, which will be fully binding on the Parties for all purposes under this Agreement.

Section 2.2 Period of Secondment.

DCP Midstream will second to DCP Partners each Seconded Employee on the Effective Date, as described with respect to the Seconded Employee Schedule, and continue to second, during the period that the Seconded Employee is performing services for DCP Partners, until the earliest of:

(a) the end of the term of this Agreement in accordance with Section 6.1;

(b) a resignation or termination of employment with respect to such Seconded Employee;

(c) a termination of Secondment for such Seconded Employee by DCP Partners under Section 2.3;

(d) the date on which DCP Midstream ceases to own, directly or indirectly, the general partner of DCP Partners.

At the end of the Period of Secondment for any Seconded Employee, such Seconded Employee will no longer be subject to the direction of DCP Partners with regard to the Seconded Employee’s day-to-day activities unless such individual thereafter otherwise becomes employed by DCP Partners.

Section 2.3 Termination of Secondment.

DCP Partners will have the right to terminate the Secondment to it of any Seconded Employee for any reason at any time, upon prior written notice to DCP Midstream (such terminated Seconded Employees are referred to as “Removed Employees”). Upon the termination of a Secondment, the Seconded Employee will cease performing services for DCP Partners. At no time will DCP Partners have the right to terminate the employment with DCP Midstream of the Seconded Employees. DCP Midstream shall in its sole discretion determine whether the employment by DCP Midstream of any such Removed Employee shall be terminated following the termination of such Removed Employee’s Secondment or whether such Removed Employee shall be redeployed by DCP Midstream. DCP Partners shall be responsible for any severance or other benefits accruing to any Removed Employee not redeployed by DCP Midstream.

Section 2.4 Supervision.

In the course and scope of performing any Seconded Employee’s job functions for DCP Partners, the Seconded Employee will report into DCP Partners’ management structure, and will be under the direct management and supervision of DCP Partners.

Section 2.5 Seconded Employee Qualifications.

DCP Midstream will consistent with past practice and DCP Midstream hiring processes and qualification in effect from time to time provide suitably qualified and experienced Seconded Employees. DCP Midstream does not warrant that the Secondment of the Seconded Employees will permit DCP Partners to achieve any specific results.

Section 2.6 Benefit Plan Participation.

None of DCP Partners or any of its Subsidiaries shall be a participating employer in any Benefit Plan during the Period of Secondment. Subject to DCP Partners’s reimbursement obligations hereunder, DCP Midstream and its Affiliates (other than DCP Partners and its Subsidiaries) shall remain solely responsible for all obligations and Liabilities arising under the express terms of the Benefit Plans, and during the Period of Secondment, none of DCP Partners or any of its Subsidiaries shall assume any Benefit Plan or have any obligations or Liabilities arising under the express terms of the Benefit Plans, in each case except for cost reimbursement pursuant to this Agreement.

ARTICLE III.

DCP PARTNERS EMPLOYEE SERVICES

Section 3.1 DCP Partners Employee Services.

Those services provided by the Seconded Employees shall be referred to herein as the “DCP Partners Employee Services”.

Section 3.2 Cancellation of DCP Partners Employee Services.

DCP Partners may terminate any of DCP Partners Employee Services on 30 days’ prior written notice to DCP Midstream. In the event DCP Partners terminates DCP Partners Employee Services, DCP Partners shall pay DCP Midstream the monthly installment for the last month (or portion thereof) in which it received such terminated services, and shall also include any accrued benefits that might be triggered or become due and payable for such Seconded Employees. Upon payment thereof, DCP Partners shall have no further services payment obligations to DCP Midstream pursuant to this Agreement with respect to such terminated services.

Section 3.3 Workers’ Compensation.

During the Period of Secondment, DCP Midstream will maintain workers’ compensation and employer’s liability insurance (either through an insurance company or qualified self-insured program) which shall include and afford coverage to the Seconded Employees including during when they are under Secondment. DCP Midstream will name DCP Partners as a named insured under such insurance policies or qualified self-insured programs. Subject to Article IV, DCP Midstream will use the Services Reimbursement paid by DCP Partners to pay an appropriate and commensurate amount of the workers’ compensation and employer’s liability insurance premiums for DCP Partners’ purposes, using a form or pro-ration methodology based on salaries and loading allocated to DCP Partners, to be defined and agreed to between DCP Partners and DCP Midstream, and DCP Midstream will pay from its own funds the balance of the amount due of such insurance premiums for DCP Midstream’s purposes. For the purposes of workers’ compensation and employer’s liability laws and coverage, DCP Midstream and DCP Partners will be joint employers of the Seconded Employees. Each Seconded Employee is to acknowledge that the Seconded Employee, when under Secondment, is an employee of both DCP Midstream and DCP Partners and that for any work place injury, the Seconded Employee’s sole remedy against either DCP Midstream or DCP Partners will be under the workers’ compensation insurance policy or qualified self-insured program of DCP Midstream. Notwithstanding the foregoing, nothing herein shall preclude a Seconded Employee from participating in benefit programs generally available to employees of DCP Midstream. For the avoidance of doubt, nothing in this Agreement has any effect on the right of a Seconded Employee to prosecute a workers’ compensation claim against DCP Midstream, DCP Partners, or both.

Section 3.4 This Agreement Predominates; Statutory Employer Relationship

The Parties acknowledge that this Agreement is entered into in conjunction with the Services Agreement, but that where any conflict is found between this Agreement and the Services Agreement, this Agreement shall predominate. Subject to the forgoing sentence, the Parties acknowledge that the services provided for under this Agreement and under the Services Agreement are an integral part of and essential to the ability of DCP Partners to generate the goods, products, and services of DCP Partners, and to enable DCP Partners to fulfill its business and commercial contracts, which are the core of its business. By executing this Agreement and the Services Agreement, DCP Partners undertakes to execute work that is part of its trade, business, and occupation. The Parties expressly recognize DCP Partners as the statutory employer of DCP Midstream’s employees for workers’ compensation purposes, whether those employees be direct employees or statutory employees of DCP Midstream. Notwithstanding anything in this Section 3.4, DCP Partners remains the joint employer, with DCP Midstream, of the Seconded Employees when under Secondment, and should any conflict be found between this Section 3.4 and Section 3.3, Section 3.3 shall predominate.

ARTICLE IV.

SERVICES REIMBURSEMENT

Section 4.1 Operational, Management, Reporting and Routine Maintenance Expenses.

DCP Partners shall periodically reimburse DCP Midstream upon request (in a form mutually agreed upon by DCP Partners and DCP Midstream) for all reimbursable expenses under Section 4.2 incurred by DCP Midstream with respect to the Seconded Employees in connection with the performance of DCP Partners Employee Services during the preceding period (the “Services Reimbursement”).

Section 4.2 Seconded Employees.

4.2.1 Services Reimbursement. The Services Reimbursement for each period during the Period of Secondment shall include all costs and expenses incurred for such period by DCP Midstream for the Seconded Employees, including but not limited to the costs and expenses set forth below.

(a) salary, wages and cash bonuses (including payroll and withholding taxes associated therewith);

(b) 401(k) plan administration costs, any cash expense for matching 401(k) contributions made by DCP Midstream, any deferred compensation plan administration costs and any cash expense for deferred compensation plan matching contributions made by DCP Midstream;

(c) cash or premiums paid, or expenses incurred, with respect to vacation, sick leave, short term disability benefits, personal leave and maternity;

(d) medical, dental and prescription drug coverage (“Medical Coverage”);

(e) flexible benefits plan, including medical care and dependent care expense reimbursement programs;

(f) disability insurance;

(g) workers’ compensation and employer’s liability insurance premiums.;

(h) life insurance and accidental death and dismemberment insurance;

The costs and expenses described in (a) through (h) above are referred to as “Seconded Employee Expenses.” Where it is not reasonably practicable to determine the amount of such a cost or expense, DCP Partners and DCP Midstream shall mutually agree on the method of determining or estimating such cost or expense.

ARTICLE V.

PAYMENT

Section 5.1 Payment.

DCP Partners and DCP Midstream acknowledge and agree that DCP Midstream shall be responsible for paying the Seconded Employee Expenses (or providing the employee benefits with respect thereto, as applicable) to the Seconded Employees, but that DCP Partners shall be responsible for reimbursing DCP Midstream for the Seconded Employee Expenses to the extent provided under Section 4.2 of this Agreement. Subject to DCP Partners’s responsibility to so reimburse DCP Midstream, DCP Midstream agrees to indemnify and hold DCP Partners and its subsidiaries harmless from any and all Losses incurred by such entities related to DCP Midstream’s failure to carry out its duties for the payment of the Seconded Employee Expenses for Seconded Employees or the provision of the employee benefits related thereto, as set forth above.

ARTICLE VI.

TERM

Section 6.1 Term.

This Agreement shall remain in force and effect so long as the Services Agreement is in effect pursuant to Section 5.4 of that Services Agreement.

ARTICLE VII.

GENERAL PROVISIONS

Section 7.1 Choice of Law; Submission to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Colorado, except that the Parties recognize that to the extent that any term of this Agreement must be interpreted in light of the law of the state in which a Seconded Employee is employed, those terms shall be interpreted accordingly.

Section 7.2 Notices.

Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable courier or by telecopier, and shall be deemed to have been duly given as of the date and time reflected on the delivery receipt, if delivered personally or sent by reputable courier service, or on the automatic telecopier receipt, if sent by telecopier, addressed as follows:

DCP Midstream

370 17th Street, Suite 2500

Denver, Colorado 80202

Phone: (303) 595-3331

Fax: (303) 605-2226

Attention: General Counsel

DCP Partners

370 17th Street, Suite 2775

Denver, Colorado 80202

Phone: (303) 633-2900

Fax: (303) 633-2921

Attention: General Counsel

A Party may change its address for the purposes of notices hereunder by giving notice to the other Parties specifying such changed address in the manner specified in this Section 7.2.

Section 7.3 Amendment or Modification.

This Agreement may be amended or modified from time to time only by the written agreement of DCP Midstream and DCP Partners. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

Section 7.4 Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 7.5 Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 7.6 Force Majeure.

To the extent any Party is prevented by Force Majeure from performing its obligations, in whole or in part, under this Agreement, and if such Party (“Affected Party”) gives notice and details of the Force Majeure to the other Parties as soon as reasonably practicable, then the Affected Party shall be excused from the performance with respect to any such obligations (other than the obligation to make payments). “Force Majeure” means any act of God, fire, flood, storm, explosion, terrorist act, rebellion or insurrection, loss of electrical power, computer system failures, finding of illegality, strikes and labor disputes or any similar event or circumstance that prevents a Party from performing its obligations under this Agreement, but only if the event or circumstance: (a) is not within the reasonable control of the Affected Party; (b) is not the result of the fault or negligence of the Affected Party; and (c) could not, by the exercise of due diligence, have been overcome or avoided.

Section 7.7 Binding Effect.

This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

Section 7.8 Relationship of the Parties.

This Agreement does not form a partnership or joint venture between the Parties. This Agreement does not make either Party an agent or a legal representative of the other Party. The Parties shall not assume or create any obligation, liability, or responsibility, expressed or implied, on behalf of or in the name of the other Party.

Section 7.9 No Third Party Beneficiaries.

No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties. Except as set forth in this Section 7.9, the provisions of this Agreement are enforceable solely by the Parties, and no other Person (including any Seconded Employee) shall have the right, separate and apart from the Parties, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 7.10 Signatories Duly Authorized.

Each of the signatories to this Agreement represents that he is duly authorized to execute this Agreement on behalf of the Party for which he is signing, and that such signature is sufficient to bind the Party purportedly represented.

[Signature page follows]

AS WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date herein above mentioned.

DCP MIDSTREAM, LP

By:	/s/ Brent L. Backes
Name:	Brent L. Backes
Title:	Group Vice President, General Counsel and Corporate Secretary

DCP MIDSTREAM PARTNERS, LP

By: DCP MIDSTREAM GP, LP
Its: General Partner

By: DCP MIDSTREAM GP, LLC
Its: General Partner

By:	/s/ Michael S. Richards
Name:	Michael S. Richards
Title:	Vice President, General Counsel and Secretary